Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of June 30, 2020 (the “Effective Date”) by and between:

1.	DST Asset Manager Solutions, Inc., a corporation organized in the Commonwealth of Massachusetts (referred to herein as “DST” or the “Transfer Agent”), and

2.	Delaware Wilshire Private Markets Fund (“Auction Feeder”), Delaware Wilshire Private Markets Tender Fund (“Tender Feeder”), and Delaware Wilshire Private Markets Master Fund (“Master Fund”), each a Delaware statutory trust (“Trust” and collectively, “Trusts”).

The Trust and DST each may be referred to individually as a “Party” or collectively as “Parties.”

1. Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Trust Data” means all information with respect to the Trusts’ business, financials, and customers, and Market Data provided by a Trust and all output and derivatives thereof (including back-up data), necessary to enable DST to perform the Services, but excluding DST Property.

(f) “Confidential Information” means any information about the Trusts or DST, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Data Supplier” means a third party supplier of Market Data.

(h) “DST Associates” means DST and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

Transfer Agency Services

(i) “DST Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by DST in connection with its performance of the Services.

(j) “Governing Documents” means the constitutional documents of an entity and, with respect to the Trusts, all minutes of meetings of the board of trustees or analogous governing body.

(k) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(m) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(n) “Market Data” means any third party market and reference data.

(o) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p) “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(q) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2. Services and Fees

2.1. Subject to the terms of this Agreement, DST will perform for each Trust the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). Services under an applicable Service Schedule are subject to a service level agreement as mutually agreed in writing between the Parties. DST shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Trusts request to change the Services, including those necessitated by a change to the Governing Documents of the Trust or a change in applicable Law, will only be binding on DST when they are reflected in an amendment signed by all parties to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by DST to provide the Services necessitated by change in applicable Law; provided in such case each Trust will only be responsible for its pro-rata share of such cost. DST’s performance will be measured against the Performance Standards set forth in Attachment I attached hereto.

2.2. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by DST to one or more of its Affiliates or other Persons (and any Trust consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by DST. If DST delegates any Services, (i) such delegation shall not relieve DST of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of DST, and (iii) if required by applicable Law, DST will identify such agents and the Services delegated and will update the Trusts when making any material changes in sufficient detail to enable the Trusts to object to a particular arrangement. The foregoing notwithstanding, at the Trusts’ request, DST shall identify to the Trusts all applicable subcontractors and the Services being performed by such subcontractors annually for the Trusts’ due diligence review.

2.3. The Trusts agree to pay, the fees, charges and expenses set forth in Schedule B, which may be amended by the Parties from time to time in writing, within thirty (30) days following the receipt of DST’s invoice. If an invoice is not paid when due, the Trusts shall pay DST interest thereon (from the due date to the date of payment) at a per annum rate equal to one and a half percent (1.5%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by DST) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state law. During the Initial Term, the fees payable under this Agreement shall increase annually, effective as of each anniversary of the Effective Date of this Agreement, by an amount equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as reported by the Bureau of Labor Statistics, since the last anniversary date, less three percent (3%). For example, if the percentage increase in CPI-U reported by the BLS is five percent (5%), the Fee Increase charged by DST shall equal two percent (2%). In the event the percentage increase in CPI-U by the BLS is less than 3%, no CPI-U shall be applied.

2.4 Charges attendant to the development of reasonable changes to the TA2000 System requested by the Trusts (“Client Requested Software”) shall be at DST's standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.

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3. Trust Responsibilities

3.1. The management and control of the Trust are vested exclusively in the Trusts’ governing body (e.g., the board of trustees) and officers, subject to the terms and provisions of the Trusts’ Governing Documents. The Trusts’ governing body will make all decisions, perform all management functions relating to the operation of the Trusts and the Trusts’ governing body or its duly appointed officers shall authorize all Transactions. Without limiting the foregoing, each Trust shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Trust.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform DST of any errors that it is in a position to identify.

(c) Provide DST with timely and accurate information required by DST in order to perform the Services and its duties and obligations hereunder.

3.2. Each Trust is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is each Trust’s responsibility to provide all final Trust Governing Documents as of the Effective Date. A Trust will notify DST in writing of any changes to the Trust Governing Documents that may materially impact the Services prior to such changes taking effect. DST is not responsible for monitoring compliance by a Trust with (i) Law, or (ii) its respective Governing Documents.

3.3. In the event that Market Data is supplied to or through DST Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by a Trust in connection with the Services and (ii) not be disseminated by a Trust or used to populate internal systems in lieu of obtaining a data license. The foregoing notwithstanding, a Trust can provide such Market Data solely to service the Trust. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Except as specifically provided herein, neither DST nor any Data Supplier shall be liable to a Trust or any other Person for any Losses with respect to Market Data, reliance by DST Associates or the Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.4. Each Trust shall deliver, and procure that its agents, counsel, advisors, auditors, and any other Persons promptly deliver to DST all Trust Data. Each Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and DST will not be required to enter any agreements with that Person in order for DST to provide the Services.

3.5. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith and a commercially reasonable manner, DST Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by DST Associates from a Trust, its employees, Affiliates or agents in connection with the performance of the Services and DST’s duties and obligations hereunder, without further enquiry or liability.

4. Term

4.1. The initial term of this Agreement will be from the effective from the date the first NAV is calculated and be effective for three years from that date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either DST or the Trusts provide the other with a written notice of termination at least 120 calendar days prior to the commencement of any successive term, (such periods, in the aggregate, the “Term”).

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5. Termination

5.1. DST or the Trusts also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding; (iv) where Trust becomes subject to a material Action that DST reasonably determines could cause DST reputational harm; or (v) where Trust materially changes its governing documents or the assumptions set forth in Schedule B, and such changes are determined by DST, in its reasonable discretion, to materially affect the Services or would be materially adverse to DST.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon receipt of a termination notice from the Trusts, subject to the receipt by DST of all then-due fees, charges and expenses, DST shall continue to provide the Services (the “Continued Services”) for up to two years from the effective date of the termination at the same rates then in effect; thereafter, DST shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by the Parties. DST shall have the right to increase fees other than as set forth in Schedule B by no more than five percent (5%) after the first year of such Continued Services. In the event of the termination of this Agreement, DST shall provide reasonable exit assistance to the Trust in converting the Trusts’ records from DST’s systems to whatever services or systems are designated by the Trusts (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.4 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of DST for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST, including the proprietary information of DST or its affiliates, or (iii) to develop Deconversion software, to modify any of DST’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

5.3. In the event DST terminates this Agreement or elects to have the Agreement not renew, DST shall, upon the Trusts’ request, provide the Continued Services as well as such termination and wind down assistance services reasonably requested by the Trusts to facilitate the Trusts’ deconversion in an orderly manner to enable continued operation of the Trusts’ business without undue interruption or adverse effect for up to twelve months after expiration of any termination of this Agreement (the “Termination Assistance Period”). During the Termination Assistance Period, the Services shall be provided pursuant to the fee schedule for such Services in effect during the period immediately preceding the Termination Assistance Period. DST shall have the right to increase fees by no more than five percent (5%) after the first year of such Continued Services and any additional termination assistance requested will be at DST’s then standard rates.

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5.4 If the Trusts elect to terminate this Agreement prior to the end of the Term, other than under Section 5.1(a) above, the Trusts agree to pay an amount equal to the greater of (Y) the aggregate fees (exclusive of reimbursements of out-of-pocket expenses) incurred by the Trusts under this Agreement during the twelve (12) full calendar months immediately preceding the month in which DST received the notice of termination or (Z) $50,000. In the event that the Trusts wishes to retain DST to perform additional transition or related post-termination services beyond those described in Sections 5.2 and 5.3 above, including providing additional data and reports, the Trusts and DST shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST for the Trusts after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing termination obligations, during the Initial Term of the Agreement, Trust shall have the right to terminate a specific Fund under the Agreement in the event the Fund fails to launch or otherwise ceases operation. In such case, Trust shall provide DST with 90 days’ prior written notice of its intent to terminate the Fund, and if the termination occurs in the first year of the Initial Term, the Trust shall pay to DST $50,000 (USD) in fees (exclusive of reimbursements of out-of-pocket expenses), and if the Fund terminates in the second or third year of the Initial Term, the Trust shall pay to DST $25,000 (USD) in fees (exclusive of reimbursements of out-of-pocket expenses).

6. Standard of Care, Limitation of Liability and Indemnification

6.1 DST, including DST’s employees, agents or companies to whom DST has subcontracted the performance of any of DST’s obligations under this Agreement (each a “DST Agent”) whether or not such DST Agent is known to the Trust, shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. No person or entity shall be a DST Agent unless DST shall control, or have the ability to control, such agent’s performance of DST’s obligations under this Agreement. DST shall be solely responsible for acts, errors or omissions resulting in material harm to a Trust committed by its DST Agents. DST shall provide its services as Transfer Agent in accordance with Section 17A of the Securities Exchange Act of 1934, and the rules and regulations thereunder. In the absence of bad faith, willful misconduct, knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties that are not DST Agents), reckless disregard of the performance of its duties, or negligence on its part, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. For those activities or actions delineated in the Procedures (as defined in Schedule A), DST shall be presumed to have used reasonable care, due diligence and acted in good faith if it has acted in accordance with the Procedures, copies of which have been provided to the Trusts and reviewed and approved by the Trusts’ counsel, as amended from time to time with approval of counsel, or for any deviation therefrom approved by the Trusts or DST counsel.

6.2 DST shall not be responsible for, and the Trusts shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Trusts’ indemnification) (the “Adverse Consequences”), arising out of or attributable to:

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6.2.1	All actions or omissions to act of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has acted in good faith and with due diligence and reasonable care and further provided DST has not materially breached any representation or warranties or material obligation under this Agreement in connection with such action or omission;

6.2.2	A Trust's refusal or failure to comply with the terms of this Agreement, a Trust's negligence or willful misconduct, or the breach of any representation or warranty of a Trust hereunder;

6.2.3	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Trusts in writing (see Schedule C) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records and documents received from, or which have been prepared and/or maintained by the Trusts, thier investment advisor, their sponsor or its principal underwriter or any other person or entity from whom the Trusts instruct DST to accept and utilize information, data, records, transmissions and documents;

6.2.4	Defaults by dealers or shareowners with respect to payment for share orders previously entered provided DST has not materially contributed to the occurrence of the default;

6.2.5	The offer or sale of the Trusts’ Shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such Shares in such state (unless such violation results from DST's failure to comply with written instructions of the Trusts or of any officer or other authorized person of the Trusts that no offers or sales be permitted to remain in the Trusts’ securityholder records in or to residents of such state);

6.2.6	the Trusts’ errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;

6.2.7	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, a Trust’s records, shareholder and other records, delivered to DST hereunder by or on behalf of the Trust or delivered by the prior agent(s) of the Trust;

6.2.8	Actions or omissions to act by the Trusts or agents designated by the Trusts with respect to duties assumed thereby;

6.2.9	Solely if the Trusts elect to have DST perform Exception Services, DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with Gross Negligence, as hereinafter defined; and

6.2.10	Any inaccuracies in dates in any Trust’s shareholder information or history as converted, or any (i) difficulties or inability of DST or any third party to manipulate or process date data, or (ii) lack of functionality (including any errors resulting from the "windowing" (currently 1950 to 2049) of client's historical records or non-Year 2000 complaint data provided to DST by third parties) which, in case of (i) or (ii) above, arises out of or results from the failure of a Trust’s records to contain date data feeds in an eight digit, full century format, or any other such Year 2000 complaint format for data feeds specified from time to time by DST.

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6.3 Except where DST is entitled to indemnification under Section 6.2. hereof and with respect to "as ofs" to the extent set forth in Section 6.6., DST shall indemnify and hold the Trusts harmless from and against any and all Adverse Consequences arising out of DST's failure to comply with the terms of this Agreement or arising out of or attributable to DST's lack of good faith, negligence or willful misconduct or breach of any representation or warranty of DST hereunder; provided, however, that for any reason other than DST’s lack of good faith, willful misconduct or with Gross Negligence, as hereinafter defined, DST's cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate amounts paid hereunder by the Trust to DST as fees and charges solely on behalf of or with respect to the Services provided hereunder to the Trust or Trusts seeking indemnification against Adverse Consequences, but not including reimbursable expenses, during the twelve (12) months (or the approximate equivalent of twelve months’ fees in cases where less than twelve months having been elapsed before the act giving rise to DST’s liability) immediately preceding the event giving rise to DST’s liability. For purposes of this Agreement, the term “Gross Negligence” shall mean an act or omission by a Party which amounts to indifference to a present legal duty and utter forgetfulness of its legal obligations so far as the other Party is concerned. For purposes of determining whether a Party’s act or omission is Grossly Negligent, the trier of fact will look solely to the behavior inherent in or giving rise to the act or omission itself without giving any consideration to the amount or degree of harm caused by the act or omission.

6.4 IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF. In this regard, each party acknowledges that where the other party is found liable to a third party in an action where the third party wins a judgment that includes an award of consequential damages against such other party, all damages paid by the other party to such third party is direct damages to the other party and not “consequential damages” as used in this Section.

6.5 Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

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6.6 Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, DST will not automatically assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but DST shall in good faith discuss with the Trusts DST's accepting liability for all or a portion of the cost of an "as of" on a case-by-case basis and shall, to the extent it is mutually agreed, DST shall accept financial responsibility for that portion of a particular situation resulting in a financial loss to a Trust where such loss is “material”, as hereinafter defined, and, under the particular facts at issue or to the extent that such loss is a direct result of DST’s material breach of its obligations under this Agreement. A loss is “material” for purposes of this Section 6.6. when it results in a pricing error on a given day which is (i) greater than a negligible amount per shareholder, (ii) equals or exceeds one ($.01) full cent per share times the number of Shares outstanding or (iii) equals or exceeds the product of one-half of one percent (½%) times an affected Trust’s Net Asset Value per Share times the number of Shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When the parties have mutually agreed that DST shall be responsible to contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.005 per share calculated on the basis of the total value of all Shares owned by the affected portfolio (i.e., on the basis of the value of the Shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7. Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

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(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. DST represents and warrants to the Trusts that now and throughout the term of the Agreement:

(a) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

(b) It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended and such registration has not been revoked or suspended, and DST shall continue to maintain such registration as a transfer agent during the term of this Agreement. DST will promptly notify the Trust in writing in the event of any material change in DST’s status as a registered transfer agent beyond any applicable remediation period with the U.S. Securities and Exchange Commission (the “SEC”).

(c) It has implemented and maintains commercially reasonable business continuity policies and procedures (including disaster recovery plans and procedures) with respect to the Services, will provide the Trusts with a summary of its business continuity policies, will test its business continuity policies at least annually, and will provide the Trusts with a summary of the test results upon written request.

(d) It maintains (i) (i) comprehensive general liability insurance in commercially reasonable amounts which shall not at any time during the term be less than $10 million, (ii) worker’s compensation insurance, unemployment and disability insurance, and/or employer’s liability insurance, in each case to the extent required by applicable law, covering all DST Associates performing Services, and (iii) commercially reasonable amounts of the following types of coverage: (A) electronic data processing equipment coverage (for hardware and software), (B) errors & omissions coverage (including cyber coverage), (C) directors and officers liability coverage, and (D) fiduciary liability coverage.

(e) DST shall comply with Exhibit C (Information Security Program), which is made a part of this Agreement and applies to the Services. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from the Information Security Program as outlined in Exhibit C which DST has implemented or omitted, DST shall be presumed to have fulfilled its obligations if it has followed, in all material respects, at least its obligations as described in the Information Security Program attachment hereto as Exhibit C. The policies and procedures specified in Exhibit C are subject to change at any time, with written notice provided as soon as reasonably practicable, provided that the protections afforded thereby will not be diminished in comparison with those provided by DST to the Trusts prior to the execution of this Agreement. DST will be reasonably available to meet with and provide reasonable assurances to the Trusts concerning its data security procedures.

8. Trust Data

8.1. The Trusts (i) will provide or ensure that other Persons provide all Trust Data to DST in an electronic format that is acceptable to DST (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Trust Data. As between DST and the Trusts, all Trust Data shall remain the property of the Trusts. Trust Data shall not be used or disclosed by DST other than in connection with providing the Services and as permitted under Section 11. DST shall be permitted to act upon instructions from an authorized officer of the Trusts with respect to the disclosure or disposition of Trust Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

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8.2. DST shall maintain and store material Trust Data used in the official books and records of a Trust for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Trust or the Trust’s designee.

9. Data Protection

9.1. From time to time and in connection with the Services DST may obtain access to certain personal information from the Trusts. Personal information relating to the Trusts and their Affiliates, directors, officers, employees, agents, current and prospective Trust shareholders, plan sponsors and plan participants may be processed by DST and its Affiliates solely for purposes related to the provision of Services or as required by applicable Law or otherwise provided herein or in another agreement with DST or its affiliates. Each Trust consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law, provided that DST shall provide notice of the location of any processing of such information outside the United States and, for avoidance of doubt, that such transmission and processing is not permitted in any country sanctioned by the U.S. Treasury Department’s Office of Foreign Asset Control.

9.2. Without prejudice to DST’s obligations under Section 9.1, DST will:

(a) Implement, maintain, and follow reasonable technical, administrative and physical safeguards to protect Trust Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission of Trust Data, (ii) installation and maintenance of firewalls configured to protect Trust Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (iv) tracking and monitoring access to network resources and Confidential Information, (vii) control access to physical hardware that contains Confidential Information, (viii) distributed denial of service mitigation services, (ix) a reasonable program for secure disposal of documents and media containing Trust Personal Information and Confidential Information, and (x) procedures for the maintenance of Trust Data;

(b) provide the Trusts with a summary describing such safeguards, policies, and procedures identified above;

(c) monitor, evaluate, and in its commercially reasonable and professional discretion, adjust its systems and procedures in response to relevant changes in applicable Law, technology, changes in the sensitivity of the Trust Data and internal and external threats to information security; provided that DST shall not make any change, that alone or in the aggregate, materially and adversely affects the security of any Trust Data; and

(d) have its policies and procedures that materially relate to the measures described in this Section 9 tested by a third party at least annually, including having a SSAE 16 SOC 1, Type 2 audit conducted by a nationally recognized auditor (or an auditor that is otherwise reasonably acceptable to Trusts) on the data center in which DST stores Trust Data, and shall provide to the Trusts a copy of such resulting report within thirty (30) days after receipt thereof by DST.

9.3. Without prejudice to DST’s obligations under Section 9.1, DST will promptly investigate incidents of unauthorized access to or loss of Trust Personal Information and Confidential Information maintained by DST (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise DST’ investigation, notify the Trusts promptly, but in any event no later than 24 hours following discovery of any Data Breach. The Trusts are responsible for making notifications related to a Data Breach that are required by applicable Law. DST will work with the Trusts in good faith to effect such notifications. DST will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to the Trusts the corrective actions. DST will reasonably cooperate with the Trusts in the event of any Governmental Authority inquiry related to or arising out of a Data Breach.

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9.4. DST will not disclose or use Personal Information obtained from or on behalf of a Trust except in accordance with the lawful instructions of the Trust to carry out DST’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Trust and to comply with applicable Law.

9.5. The Trusts acknowledge that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Trusts, and will make such consolidated data available to clients of the analytics products and services. The Trusts hereby consent to the use by DST of Trust Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Trust information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying a Trust, series thereof or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Trust, series thereof or investors in series of the Trust.

9.6. Trust Reviews.

(a) Upon at least 30 days’ written notice from the Trusts to DST, the Trust, through their staff or agents (other than any Person that is a competitor of DST, which for the avoidance of doubt, shall not include any SEI affiliated entity or personnel), and Governmental Authorities with jurisdiction over the Trusts (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by DST to provide the Services and meet DST’s confidentiality and information security obligations under this Agreement (a “Review”). Additionally, the Trusts shall be entitled to perform a review of financial records and supporting documentation of DST for purposes of auditing the fees paid and payable by the Trusts under this Agreement. The Trusts shall accommodate DST requests to reschedule any Review based on the availability of required resources, such request to be made at least five (5) days prior to the scheduled Review.

(b) With respect to any Review, the Trusts shall:

(1) Conduct the Review in a manner that does not disrupt DST’s business operations.

(2) Comply and cause Reviewers to comply, with DST’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(3) Cause all Reviewers to be bound by confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement.

(4) Except for mandatory Reviews by Governmental Authorities, be limited to 1 Review per calendar year.

(c) For clarification, in no event will DST’s support of such collective Trust Reviews entail more than forty (40) hours per year for DST personnel serving in audit and security roles (the “Inspection and Information Security Hours”). If Trusts’ visits and reviews require additional support from DST personnel, DST will notify the Trusts when the Trusts have exhausted the Inspection and Information Security Hours per year threshold, and if the Trusts require additional DST support, the Trusts will pay for such support at DST’s then-current rates

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10. DST Property

10.1 DST Property is and shall remain the property of DST or, when applicable, its Affiliates or suppliers. Neither the Trusts nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any DST Property, except as specifically set forth herein. The Trusts shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by DST to receive the same, any information concerning the DST Property and shall use reasonable efforts to prevent any such disclosure.

11. Confidentiality

11.1 Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2 Each Party may disclose the other Party’s Confidential Information:

(a) In the case of the Trust, to each of its Affiliates, directors, officers, employees and agents (“Trust Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Trusts shall ensure compliance by Trust Representatives with Section 11.1.

(b) In the case of DST, to each DST Associate or DST subcontractor performing services on behalf of DST who needs to know such information for the purpose of carrying out DST’s duties under or enforcing this Agreement. DST shall ensure compliance by DST Associates or DST subcontractor with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3 Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4 DST’s ultimate parent company is subject to U.S. federal and state securities Law and may, subject to Section 11.2(c), make disclosures as it deems necessary to comply with such Law. DST shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of DST in connection with the Services.

11.5 Upon the prior written consent of an authorized officer of the Trusts, DST shall have the right to identify the Trusts in connection with its marketing-related activities and in its marketing materials as a client of DST. Upon the prior written consent of DST, the Trusts shall have the right to identify DST and to describe the Services and the material terms of this Agreement in the offering documents of the Trusts. This Agreement shall not prohibit DST from using any Trust Data in tracking and reporting on DST’s clients generally or making public statements about such subjects as its business or industry; provided that the Trusts are not named in such public statements without its prior written consent and no information disclosed by DST can be used to identify the Trusts. The Trusts shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that DST is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Trusts or any of their respective assets, investors or customers.

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11.6 In the event the Trusts obtain information from DST or the TA2000 System which is not intended for the Trusts, the Trusts agree to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify DST that unauthorized information has been made available to the Trusts; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Trusts certifying that all such unauthorized information in the Trusts’ possession or control has been delivered to DST or destroyed as required by this provision.

12. Notices

12.1 Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to DST:

DST Asset Manager Solutions, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Attention: Legal Department

If to the Trust:

Delaware Wilshire Private Markets Fund

1 Freedom Valley Drive

Oaks, PA 19456

Attention: Legal Department

13. Miscellaneous

13.1 Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No DST Associate has authority to bind DST in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. The foregoing notwithstanding, each Party may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of such party’s business. Such assigning Party shall provide notice to the other Party as soon as reasonably practicable. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

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13.3 Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the Commonwealth of Massachusetts. The courts of the Commonwealth of Massachusetts and the United States District Court for the Commonwealth of Massachusetts shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5 Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of DST Associates related to the Services and the subject matter of this Agreement, and no DST Associate shall have any liability to the Trust or any other Person for, and the Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6 Force Majeure. DST will not be responsible for any Losses of property in DST Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. DST shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7 Non-Exclusivity. The duties and obligations of DST hereunder shall not preclude DST from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Trusts understand that DST may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Trusts.

13.8 No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9 No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Trusts will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of DST or its Affiliates without the consent of DST; provided, however, that the foregoing shall not prevent the Trusts from soliciting employees through general advertising not targeted specifically at any or all DST Associates. If a Trust employs or engages any DST Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, the Trust agrees to pay for any fees and expenses (including recruiters’ fees) incurred by DST or its Affiliates in hiring replacement personnel as well as any other remedies available to DST.

13.10 No Warranties. Except as expressly listed herein, DST makes no warranties, whether express, implied, contractual or statutory with respect to the Services. DST disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

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13.11 Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12 Testimony. Except with respect to causes of action/matters that arise due to a breach by DST of its obligations to the Fund under this Agreement, if DST is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Trusts in any Action to which a Trust is a party or otherwise related to a Trust, the Trusts shall reimburse DST for all costs and expenses, including the time of its professional staff at DST’s standard rates and the cost of legal representation, that DST reasonably incurs in connection therewith..

13.13 Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to DST Associates.

13.14 Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

[Signatures appear on next page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST ASSET MANAGER SOLUTIONS, INC.		Delaware Wilshire Private Markets Fund

By:	/s/Rahul Kanwar	By:	/s/Alexander F. Smith

Name:	Rahul Kanwar	Name:	Alexander F. Smith

Title:	Authorized Representative	Title:	Vice President and Assistant Secretary

Delaware Wilshire Private Markets Tender Fund

By:	/s/Alexander F. Smith

Name:	Alexander F. Smith

Title:	Vice President and Assistant Secretary

Delaware Wilshire Private Markets Master Fund

By:	/s/Alexander F. Smith

Name:	Alexander F. Smith

Title:	Vice President and Assistant Secretary

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Schedule A

Transfer Agency Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)	“Procedures” shall collectively mean DST’s transfer agency procedures manual, third party check procedures, check writing draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	"TA2000 System" shall mean DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Each Trust acknowledges that DST’s ability to perform the Services is subject to the following dependencies:

(i)	The Trust and other Persons that are not employees or agents of DST, whose cooperation is reasonably required for DST to provide the Services, providing cooperation, information and, as applicable, instructions to DST promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Trust and other Persons that are not employees or agents of DST remaining fully operational.

(iii)	The accuracy and completeness of any Trust Data or other information provided to DST in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Trust under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by DST and, as applicable, are contingent on the performance by the Trust of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; DST Obligations.

A. DST utilizing the TA2000 System will perform the following services, as applicable:

(i)	issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

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(ii)	maintaining shareholder accounts on the records of each Trust on the TA2000 System in accordance with the instructions and information received by DST from the Trust, the Trust's placement agent, manager or managing dealer, the Trust's investment adviser, the Trust’s sponsor, the Trust’s custodian, or the Trust’s administrator and any other person whom the Trust names on Schedule C (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Trust participates in the DTCC, and to the extent DST supports the functionality of the applicable DTCC program:

(a) DST will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by DST,

(b) issuing instructions to the Trusts’ banks for the settlement of transactions between the Trusts and DTCC (acting on behalf of its broker-dealer and bank participants),

(c) providing account and transaction information from each affected Trust’s records on TA2000 in accordance with the applicable Program’s rules, and

(d) maintaining shareholder accounts on TA2000 through the Programs;

(iv)	providing transaction journals;

(v)	once annually preparing shareholder meeting lists for use in connection with shareholder meetings;

(vi)	withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Trusts’ vendor of choice;

(vii)	disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of a Trust;

(viii)	preparing and providing, in electronic format, to Trust’s print vendor of choice:

(a) confirmation forms for shareholders for all purchases and liquidations of shares of a Trust and other confirmable transactions in shareholders' accounts,

(b) copies of shareholder statements, and

(c) shareholder reports and prospectuses provided by the Trusts;

(ix)	providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Trusts or their investment adviser or administrator;

(x)	maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Trusts to account for all transactions on TA2000 in the Trusts shares;

(xi)	calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of a Trust’s shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Trusts’ placement agent or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

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(xii)	receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arranging the mailing to dealers of confirmations of wire order trades;

(xiv)	processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	Trust is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Trusts on TA2000. For clarification, with respect to obligations, a Trust is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Trust in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Trust access to the Blue Sky module of TA2000 with respect to purchases of shares of the Trust on TA2000. It is each Trust’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of a Trust violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Trust that such sales do not comply with the parameters set by the Trust for sales to residents of a given state);

(xvi)	providing to the Trusts escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Trusts and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Trusts to DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Trusts, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	(where applicable) supporting Trust tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix)	in order to assist the Trusts with the Trusts’ anti-money laundering responsibilities under applicable anti-money laundering laws, DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with a Trust. If the Trusts elect to have DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

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(xx)	as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)	upon request of the Trusts and mutual agreement between the parties as to the scope and any applicable fees, DST may provide additional services to the Trusts under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

(xxii)	Support all periodic tender events:

I.	Pre-event (or pre-trade date) support

a.	Perform administrative functions necessary to:

i.	Internally publish awareness of tender event trade date(s) and calendar of tasks and deadlines among all transfer agent (“TA”) stakeholders

ii.	Define Trust and Fund administrator roles

iii.	Establish protocol for communications for each event

b.	Prepare lists of eligible investors from the TA system so that client can facilitate the mailing of notices

c.	Establish the appropriate TA systems settings

i.	Prevent the posting of repurchase requests (liquidation/redemption) transactions to investor accounts on any date other than the next pre-determined trade date.

ii.	Ensure percent of the applicable Trust available for liquidation is accurately established on the TA system

iii.	Produce reporting to client of repurchase requests received throughout the quarter up to and including the cut-off date.

II.)	Trade Date Support

a.	Follow the pre-established administrative protocol for trade date tasks, including communication of totals to client and gaining all approvals from client.

b.	Determine if total of shares tendered is under, nearing, or exceeding the applicable Trust’s threshold

c.	Prepare the repurchase request for processing to investor accounts

i.	Run proration jobs if threshold is exceeded and if client instructs to do so, or

ii.	Apply updated percentage of the appropriate Trust available, if client instructs

iii.	Enter and quality control the price as approved by Trust to be applied to each repurchase (redemption) transaction

d.	Include the client approved liquidation transactions for processing.

III.)	Post-processing (Trade-date plus 1)

a.	Follow the pre-established administrative protocol for post-processing tasks, including communication of results to client

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b.	Compare posted transactions to expected processing.

i.	Determine if any transactions rejected in nightly processing, reason(s) why and plan resolution with client

ii.	Execute resolution of rejected transactions (if any)

iii.	Re-establish system settings to set TA settings to prevent the posting of repurchase requests (liquidation/redemption) transactions to investor accounts on any date other than the next pre-determined trade date.

(xxiii)	Support all auction events in conjunction with NASDAQ Private Markets

I.)	Accept auction sell orders from investor or representative

a.	Pre-auction date: Accept completed Macquarie fund forms from firms or investors

i.	Affirm account position on TA system

ii.	If form is in good order, forward to NASDAQ Private Markets (or translate to file format to transmit to NPM)

b.	Post-auction: Accept transfer instruction from NPM

i.	Establish buyer accounts on TA system

ii.	Transfer shares from seller accounts to buyer account

iii.	Record dollar amount for cost basis

B. At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions (“Exception Services”).

C. DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Trusts’ instructions, prospectus or application as amended from time to time, for the Trusts provided DST is advised in advance by the Trusts of any changes therein and the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Trusts of the amount of such increase and if the Trusts elect to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.

D. The Trusts acknowledge that subject to the requirements of this Agreement, DST is currently using, and will continue to use, domestic or foreign DST affiliates to assist with software development and support projects for DST and/or for the Trusts. As part of such support, the Trusts acknowledge that such affiliates may access the Trust Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.). DST agrees that it is fully responsible for assuring that any/all DST affiliates utilized will give Trust Confidential Information the full and proper confidential treatment.

E. If the Trust shall add all new funds to the TA2000 System, Trust shall provide at least 60 days’ prior written notice to DST provided that the requirements of the new funds are generally consistent with services then being provided by DST under the Agreement. If less than 60 days’ prior notice is provided by the Trust, additional ‘rush’ fees may be applied by DST. Rates or charges for additional funds shall be as set forth in Schedule B for the remainder of the contract term except as such funds use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST's then-standard pricing schedule.

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F. The parties agree that to the extent that DST provides any services under the Agreement that relate to compliance by the Trusts with the Code (or any other applicable tax law), it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Trusts and that DST will not make any judgments or exercise any discretion of any kind. The Trusts agree that they will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under the Agreement that relate to compliance by the Trusts with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by DST of the Trusts in this regard.

G. Each Trust instructs and authorizes DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Trust. Each Trust acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRAs.

H. If applicable, DST will make original issues of shares, or if shares are certificated, share certificates upon written request of an officer of the Trusts and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I. Upon receipt of a Trust’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Trusts.

J. If applicable, the Trusts will furnish DST with a sufficient supply of blank share certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the applicable Trust authorized by law and by bylaws to sign share certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of a Trust shall be represented to have been lost, stolen or destroyed, DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of a Trust represented by the lost or stolen certificate. In the event that certificates of the Trust shall be represented to have been lost, stolen, missing, counterfeited or recovered, DST shall file Form X-17F-1A as required by applicable federal securities laws.

K. Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of a Trust’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by DST to be duly authorized. DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Trust.

L. Changes and Modifications.

(i)	DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Trusts will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Trusts in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Trusts are given thirty (30) days’ prior notice to allow the Trusts to change their procedures and DST provides the Trusts with revised operating procedures and controls.

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(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Trusts will disclose to DST Confidential Information and DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Trusts or any of their investors or which could reasonably be expected to be used to readily determine such identity, (i) the Trusts hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Trusts hereby grant DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Trusts. All Confidential Information of the Trusts shall be and shall remain the property of the Trusts.

2. Trust Obligations.

A. Each Trust agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B. The Trusts will provide DST written notice of any change in Authorized Personnel as set forth on Schedule C.

C. Each Trust will notify DST of material changes to its Declaration of Trust or Bylaws (e.g. in the case of recapitalization) that impact the services provided by DST under the Agreement.

D. If at any time the Trust receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Trust's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Trust's shares, the Trust will give prompt notice thereof to DST.

3. Compliance.

A. DST shall perform the services under this Schedule A in conformance with DST's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Trusts, their investment adviser or managing dealer, or their or DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Trusts under applicable law that DST has not agreed to perform on the Trusts’ behalf under this Schedule or the Agreement shall remain the Trusts’ sole obligation.

B. The Auction Feeder hereby advises DST that all of the shares of the Auction Feeder are sold by broker-dealers who have executed selling group or dealer agreements with the Auction Feeder pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under applicable laws with respect to customer identification procedures, identity theft and the red flag regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Auction Feeder is employing DST to provide or fulfill. Any requirement to comply with applicable law with respect to any attempt to verify the identity of shareholders of the shares of the Auction Feeder shall remain with the Auction Feeder and the Auction Feeder’s broker-dealers.

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4. Bank Accounts.

A. DST, acting as agent for each Trust, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, each Trust, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Trust shares, redemptions of Trust shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of Traust provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Trust business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement. DST, acting as agent for each Trust, is also hereby authorized to execute on behalf and in the name of the Trust, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations each Trust shall be liable on such agreements with the Bank as if it itself had executed the agreement itself on behalf of such Trust.

B. DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5. Records. DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A. Annual Purges by August 31: DST and the Trusts shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Trusts to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Schedule B.

B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

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C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Schedule B, or as otherwise mutually agreed, the Trusts may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6. Disposition of Books, Records and Canceled Certificates. DST may send periodically to the Trusts, or to where designated by the Trusts, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Trusts under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Trusts without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

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Schedule B

MACQUARIE FEE SCHEDULE

TERM: 3 YEARS

[Redacted]

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[Redacted]

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SCHEDULE C

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Trust and DST, the Trust authorizes the following Trust personnel to provide instructions to DST, and receive inquiries from DST in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by the Trust by providing DST with a substitute Schedule C. Any such substitute Schedule C shall become effective twenty-four (24) hours after DST's receipt of the document and shall be incorporated into the Agreement.

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APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1	In order to assist the Trust with the Trust’s AML responsibilities under applicable AML laws, DST offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Trust. The Trust has had an opportunity to review the AML Procedures with DST and desires to implement the AML Procedures as part of the Trust’s overall AML program.

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs DST to implement the AML Procedures as set forth in Section 4 below on the Trust’s behalf and delegates to DST the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and DST upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.

1.3	DST agrees to perform such AML Procedures, with respect to the ownership of Shares in the Trust for which DST maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by DST of the AML Procedures, DST understands and acknowledges that the Trust remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records DST maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DST hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DST will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, DST is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that DST shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Trust for which DST maintains the applicable Shareholder information.

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4.	AML Procedures[2]

4.1	Consistent with the services provided by DST and with respect to the ownership of Shares in the Trust for which DST maintains the applicable Shareholder information, DST shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with DST;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any FinCEN request received by the Trust and provided to DST pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with the necessary information for it to respond to such request within required time frame;

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Trust and notify the Trust in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;

(l) Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Trust, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Trust in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;

[2]	The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of DST, which have been made available to the Fund and which may be modified from time to time.

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(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). DST will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, DST will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, DST will contact the Trust’s AML Officer for further instruction.

(n) Upon the request by the Trust, conduct due diligence to determine if the Trust is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2	In the event that DST detects activity as a result of the foregoing procedures, which necessitates the filing by DST of a SAR or other similar report or notice to OFAC, then DST shall also immediately notify the Trust, unless prohibited by applicable law.

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INFORMATION SECURITY PROGRAM

This Exhibit is made subject to the terms of the Agreement, and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Exhibit shall prevail. The requirements of this Exhibit are applicable if and to the extent that DST creates, has access to, or receives from or on behalf of Trust any Trust Confidential Information (as defined in the Agreement) in electronic format.

1. Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“DST Security Assessment” has the meaning set forth in Section 3.2.

1.2	“Mitigate” means DST’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate” means that DST has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Trust Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Trust Confidential Information.

1.5	“Security Incident” means any confirmed breach, misuse, misappropriation of, or unauthorized disclosure of or access to Trust Confidential Information.

2. General Requirements.

2.1	Security Program. DST shall maintain a comprehensive information security program under which DST documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to DST’s business and (b) protect the confidentiality, integrity, availability, and security of Trust Confidential Information.

2.2	Policies and Procedures. DST shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Trust Confidential Information. Such policies and procedures will, at a minimum:

(i)	assign specific data security responsibilities and accountabilities to specific individual(s);
(ii)	describe acceptable use of DST’s assets, including computing systems, networks, and messaging;
(iii)	provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;
(iv)	describe logging and monitoring of DST’s production environment, including logging and monitoring of physical and logical access to DST’s networks and systems that process or store Trust Confidential Information;
(v)	include an incident response process;
(vi)	enforce commercially reasonable practices for user authentication;
(vii)	include a formal risk management program which includes periodic risk assessments; and
(viii)	provide an adequate framework of controls reasonably designed to safeguard Trust Confidential Information.

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2.3	Subcontractors. To the extent that any subcontractor engaged by DST to provide services under the Agreement has access to, or receives from or on behalf of Trust any Trust Confidential Information in electronic format, DST shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Trust Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Exhibit), to the extent the terms of the Agreement and this Exhibit would be relevant to the subcontractor’s services provided.

2.4	IT Change and Configuration Management. DST shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, DST shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.5	Physical and Environmental Security. DST shall: (i) restrict entry to DST’s area(s) where Trust Confidential Information is stored, accessed, or processed solely to DST’s personnel or DST authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.6	DST Employee Training and Access. DST shall: (i) train its employees on the acceptable use and handling of Trust’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to DST’s information systems and services; and upon termination of any of DST’s employees, DST shall revoke such employee’s access to DST’s domain following termination of such individual and revoke such individual’s access to Trust Confidential Information as soon as possible and in accordance with DST’s internal policies and procedures.

2.7	Change Notifications. DST may, in its sole discretion, revise DST information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with DST’s information security services provided to Trust as of the date of execution of this Exhibit.

2.8	Data Retention. DST shall not retain any Trust Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. law; (b) expressly required or permitted by Trust in writing: (c) required by DST’s document retention policies; (d) to the extent necessary to comply with Trust’s or DST’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3. Due Diligence Supporting Materials; Security Assessment.

3.1	Due Diligence Supporting Materials. In response to Trust’s due diligence efforts, DST will provide copies of its: (i) SIG; (ii) if applicable, once annually, the SOC 1, Type II report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter.

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3.2	DST Security Assessment. As part of DST’s Security Assessment, DST will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Trust Confidential Information at DST’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by DST’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by DST’s personnel within a reasonably appropriate time period. In addition, DST will at least once per year, perform penetration testing on its externally-facing systems that may receive, access, process or store Trust Confidential Information, and will provide Trust with a letter confirming the testing has been performed. Trust is not permitted to conduct penetration testing or other code scanning on DST’s environment and software.

4. Security Incident Response.

4.1	Mitigation and Remediation of Security Incidents. DST will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2	Security Incident Response. DST shall maintain formal processes reasonably designed and implemented to detect, identify, investigate, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.3	Security Incident Notification. DST shall promptly notify Trust but in no event later than 48 hours following discovery of any Security Incident(s). Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Trust Confidential Information (to the extent it can be ascertained), how DST was affected by the Security Incident, and its response to such Security Incident. DST shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to Trust a root cause analysis and future incident Mitigation plan with regard to any such incident. DST shall reasonably cooperate with Trust’s investigation and response to each Security Incident. If Trust reasonably determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, Trust shall have the right to control all such notifications and, to the extent such Security Incident is the result of a breach of this Schedule by DST, DST shall bear all direct costs associated with the notification, including printing, mailing, service-center responses, and one-year of credit-monitoring per affected individual, subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by DST without Trust’s prior written consent and Trust shall, together with DST, determine the content and delivery of all such notifications. For the avoidance of doubt, DST shall be solely responsible for all costs and expenses, subject to the limitations of liability under the Agreement that Trust and/or DST may incur to the extent that they are attributable to or arise from DST’s breach of its confidentiality obligations under the Agreement.

4.4	Cooperation With Regulators. DST shall promptly cooperate with the Trust and any of the Trust affiliates’ regulators at DST’s expense (only if DST is determined to be responsible for a Security Incident) to prevent, investigate, cease, Remediate, or Mitigate any Security Incident, including, but not limited to, investigating, bringing claims or actions, and giving information and testimony.

5. Miscellaneous. This Exhibit cannot be modified except by written instrument executed by both parties. This Exhibit may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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